Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Provides Business Update Due to COVID-19 Pandemic

Sarasota, FL, March 24, 2020 — Helios Technologies, Inc. (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today provided a business update surrounding the COVID-19 pandemic and resulting uncertainty.  Broad measures taken by governments, businesses and others to limit the spread of the virus are adversely affecting the Company and its customers.

Helios’s global locations and production facilities remain fully operational at this time with the exception of the Company’s Faster facility in Italy.  Government mandates in that country will require the temporary closure of the Company’s manufacturing location, which was and will remain open through March 25th for warehousing and shipping only.  Effective March 26th, it will temporarily close until April 3rd, pursuant to the current mandate.  Italian-based employees whose positions are amenable to remote work will continue to work from their homes and will continue to provide support to our customers.  Helios is pleased to report that risk mitigation efforts undertaken in China have resulted in the successful reopening of its operations there.

Wolfgang Dangel, the Company’s President and Chief Executive Officer, commented, “We remain focused on doing what is necessary in an attempt to limit the spread of COVID-19 while protecting our business and customers.  The health, safety and welfare of our global employees, customers and communities is our top priority and our obligation.  We have been and will continue to be proactive in this regard.  We have adopted measures in all of our facilities to allow for social distancing and implementation of additional cleaning protocols while remaining focused on meeting our customers’ needs.  Our office personnel are encouraged to work remotely, to reduce the risk of spreading the virus from group interaction.  Our global customer service personnel remain available to respond to customer inquiries.”

As a result of the evolving economic impact of COVID-19, the Company believes that its 2020 financial results will be impacted, especially beginning in the second quarter, but the magnitude and duration of the impact is uncertain.  In addition, production at any of its facilities may be further impacted as a result of possible future government, market or Company actions due to COVID-19.  For these reasons, Helios is withdrawing its 2020 guidance.  The Company plans to provide an update when it announces its first quarter results, currently scheduled for May 4, 2020.

Mr. Dangel concluded, “Given our commitment to cash flow and debt reduction, we entered this downturn well capitalized.  Accordingly, we believe that we are well positioned from a liquidity perspective to manage the uncertainty in the near to medium-term.”

About Helios Technologies

Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company operates in two business segments, Hydraulics and Electronics.  The Hydraulics segment markets and sells products globally under the brands of Sun Hydraulics in relation to cartridge valve technology, Custom Fluidpower with regard to hydraulic system design and Faster in connection with quick release coupling solutions.  Global Electronics brands include Enovation Controls and Murphy for fully-tailored solutions with a broad range of rugged and reliable instruments such as displays, controls and instrumentation products.  Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Provides Business Update Due to COVID-19 Pandemic

March 24, 2020

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the Company’s financing plans; (iii) trends and global conditions affecting the Company’s financial condition or results of operations, including, without limitation, the effect of the global pandemic caused by COVID-19; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “continue,” “remain focused,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) conditions in the capital markets, including, without limitation, demand for the Company’s stock, the interest rate environment and the availability of capital; (ii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs, the continued availability of labor and raw materials as a result of the global shutdown due to COVID-19; and (iii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended December 28, 2019.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com